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                                                                     Exhibit 5.2

                             DYNATECH CORPORATION
                         3 New England Executive Park
                          Burlington, MA  01803-5087
                                (781) 272-6100




                                                             September 22, 1998

Telecommunications Techniques Co., LLC
20400 Observation Drive
Germantown, MD  20876-4023

Dynatech Corporation
3 New England Executive Park
Burlington, MA  01803-5087


                       Registration Statement on Form S-4
                 of Telecommunications Techniques Co., LLC and
                              Dynatech Corporation
                          (Registration No.  333-60893)
                 -------------------------------------------------------------

Ladies and Gentlemen:

          I am Corporate Vice President--General Counsel of Dynatech Corporation, a Massachusetts corporation ("Dynatech"), the parent company of Telecommunications Techniques Co., LLC, a Delaware limited liability company ("TTC"). This opinion is rendered in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), of a Registration Statement on Form S-4 (as amended to the date hereof, the "Registration Statement"), which includes a form of prospectus (the
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"Prospectus") relating to the proposed offering of $275,000,000 aggregate principal amount of TTC's 9-3/4% Senior Subordinated Notes Due 2008 (the "New Notes"), which are to be registered under the Act pursuant to the Registration Statement, in exchange for an equal principal amount of its outstanding 9-3/4% Senior Subordinated Notes Due 2008 (the "Existing Notes"). The New Notes are to be issued pursuant to the Indenture dated as of May 21, 1998, as supplemented by the First Supplemental Indenture dated as of May 21, 1998 (as so supplemented, the "Indenture"), among TTC, Dynatech and State Street Bank and Trust Company (the "Trustee"). The obligations of TTC pursuant to the New Notes are to be guaranteed by Dynatech pursuant to and as set forth in the Indenture (the "Parent Guarantee").

          In connection with this opinion, I have examined originals or certified, conformed or reproduction copies of such agreements, instruments, documents and records of Dynatech and TTC, such certificates of public officials, and such other documents, and have made such investigations of law, as I have deemed necessary or appropriate for the purposes of this opinion. In all such examinations, I have assumed without investigation the legal capacity of all natural persons executing documents, the genuineness of all signatures on original or certified copies, the authenticity of all original or certified copies and the conformity to original or certified documents of all copies submitted to me as conformed or reproduction copies. I have relied as to factual matters upon, and have assumed the accuracy of, representations, statements and certificates of or from public officials and of or from officers and representatives of TTC, Dynatech and others. I have also assumed that (i) the Trustee is and has been duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) the Trustee has the power and authority to enter into and perform, and has duly authorized, executed and delivered, the Indenture, and (iii) the Indenture is valid, binding and enforceable with respect to the Trustee.

          My opinion in paragraph 1 below, insofar as it relates to the due organization, valid existence and good standing of Dynatech as a corporation organized in the Commonwealth of Massachusetts is based solely on a certificate, dated as of a recent date, of the Secretary of State of the Commonwealth of Massachusetts certifying to the legal existence and the good standing of Dynatech in the Commonwealth of Massachusetts, and is rendered as of the date of such certificate and is limited accordingly. I express no opinion as to the tax good standing of Dynatech.
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          I have not made any investigation of the laws of any jurisdiction other than the state laws of the Commonwealth of Massachusetts, the Federal laws of the United States and the Limited Liability Company Act of the State of Delaware, and I am opining herein solely with respect to the state laws of the Commonwealth of Massachusetts, the Federal laws of the United States and the Limited Liability Company Act of the State of Delaware.

          Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, I am of the opinion that:

          1. Dynatech has been duly organized and is validly existing as a corporation in good standing under the laws of the Commonwealth of Massachusetts.

          2. Dynatech had and has the corporate power and authority to execute, deliver and perform its obligations under the Indenture, including but not limited to its obligations under the Parent Guarantee.

          3. Dynatech has taken all necessary corporate action to duly authorize its execution and delivery of, and performance of its obligations under, the Indenture, including but not limited to its obligations under the Parent Guarantee.

          4. Dynatech, as the sole member of TTC, has taken all necessary corporate action (i) to duly authorize the execution, issuance and delivery by TTC of the New Notes pursuant to the exchange offer described in the Registration Statement and (ii) to duly authorize the execution, delivery and performance by TTC of the Indenture and its obligations thereunder.

          5.  Dynatech has duly executed and delivered the Indenture.
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          I consent to the filing of this opinion as an exhibit to the
Registration Statement and to the use of my name under the heading "Legal Matters" in the Prospectus. In giving such consent, I do not hereby concede that I am within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

                              Very truly yours,

                              /s/ MARK V.B. TREMALLO
                              -----------------------------
                              Mark V.B. Tremallo
                              Corporate Vice President--General Counsel